                                                                     EXHIBIT 3.5

                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                              TELECOMM INDUSTRIES CORP.

                                   ________________


FIRST:        The name of the Corporation is Telecomm Industries Corp.

SECOND:       The address of its registered office in the State of Delaware is
         1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:        The purpose of the business is to engage in the business of financing, leasing, selling, servicing and maintenance of any and all kinds of business machines, equipment, supplies and accessories, and any and all other products connected with or related thereto, and to engage in all allied and incidental lines of business.

              To act as consultants and engage, on its own behalf or for others, in research, appraisal, analysis, programming, development and other activities relating to the application, operation, repair, functioning, use and other services relating to data processing systems and components of data processing and computing machines of every kind, nature and description, and in connection therewith, but not by way of limitation, prepare and submit analyses, interpretations, evaluations and recommendations in the fields of data processing and computer system technology and programming techniques.

              To own, operate and conduct educational institutions for the purpose of providing a curriculum and courses related to computer sciences, data processing, programming and similar related activities.

              To produce, present, distribute, purchase, sell, furnish or otherwise dispose of motion and still pictures relating to television systems and to sell or lease such television equipment and systems and other related audio-visual aids.

              In general, to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:       The number of shares that the Corporation shall be authorized to issue is 20,000,000, having a par value of $0.01 each.

FIFTH:        The Corporation is to have perpetual existence.


                                        E-1
[caad 214]

SIXTH:        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

              To make, alter or repeal the by-laws of the Corporation.

              To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

              To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

              By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in that place of any such absent or disqualified member.

              When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

SEVENTH:      Whenever a compromise or arrangement is proposed between this
         Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of
         Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section

         279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:       The Corporation shall to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

NINTH:        Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be written ballot unless the by-laws of the Corporation shall so provide.

TENTH:        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and attested by its Secretary as of this 1st day of October, 1996.


                                  Telecomm Industries Corp.

                                  By:  /s/ Michael J. Toth
                                       ----------------------------------------
                                       Michael J. Toth
                                       Chairman


Attest:

/s/ Deborah Heaton
------------------------------
Deborah Heaton
Secretary


                                        E-3